UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2011

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	0-4538	11-1731581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Trotter Drive, Medway, Massachusetts		02053
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 533-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously reported, on October 4, 2011 Cybex International, Inc. (the “Company”) received a determination letter (“Determination Letter”) from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company’s common stock was subject to delisting from Nasdaq because it failed to comply with the minimum stockholders’ equity requirement of $10 million as required by Nasdaq Listing Rule 5450(b)(1)(A). As also previously reported, on June 16, 2011, Nasdaq notified the Company that it does not comply with the minimum bid price requirement of $1 per share for continued listing on Nasdaq and afforded the Company 180 calendar days, or until December 13, 2011, to regain compliance with the minimum bid price continued listing requirement.

The Company requested a hearing before a Nasdaq Hearings Panel (the “Panel”) to review the Determination Letter, which request stayed the suspension of the Company’s common stock. The hearing was held on November 10, 2011.

At the hearing, the Company presented a plan to regain compliance with both the minimum stockholders’ equity requirement and the minimum bid price requirement and requested that the Panel allow it additional time within which to regain compliance.

On November 15, 2011, the Company received a letter from Nasdaq notifying the Company that the Panel granted the Company’s request for continued listing on Nasdaq, subject to the following conditions:

•	Stockholders’ Equity Requirement. On or before January 2, 2012, the Company must publicly announce on a Form 8-K its stockholders’ equity, which shall be $10 million or greater.

•	Minimum Bid Price Requirement. On or before March 12, 2012, the Company shall have evidenced a closing bid price above $1.00 for a minimum of 10 consecutive trading days.

In order to fully comply with the terms of this exception, the Company must be able to demonstrate compliance with all requirements for continued listing on Nasdaq. In the event the Company is unable to do so, its securities may be delisted from Nasdaq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2011

CYBEX INTERNATIONAL, INC.
(Registrant)

By:	/s/ John Aglialoro
Name:	John Aglialoro
Title:	Chief Executive Officer